Exhibit 99.1

Zymeworks Announces Presentations at 2022 American Society of Clinical Oncology (ASCO) Annual Meeting

Vancouver, Canada and Seattle, Washington (April 27, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced, in conjunction with its Asia Pacific partner BeiGene, the acceptance of two abstracts for poster presentations at the upcoming 2022 ASCO Annual Meeting taking place virtually and in Chicago, IL from June 3 – 7, 2022. The presentations will provide new clinical data from two early-stage studies of zanidatamab in first-line oncology settings.

The first poster, scheduled for presentation on Saturday, June 4, highlights Phase 1b/2 data of zanidatamab in combination with the CAPOX regimen of chemotherapy and the PD-1 inhibitor tislelizumab, for first-line treatment of HER2-positive advanced/metastatic gastric and gastroesophageal junction adenocarcinoma (GEA). This is the first clinical data presentation of zanidatamab in combination with chemotherapy and a PD-1 inhibitor. The regimen evaluated in this study is also being used in one of the treatment arms of the ongoing Phase 3 HERIZON-GEA-01 study (NCT05152147).

The second poster, scheduled for presentation on Monday, June 6, includes preliminary Phase 1b/2 data of zanidatamab in combination with docetaxel, for first-line treatment of advanced/metastatic HER2-positive breast cancer. This will be the first clinical data presentation of zanidatamab in a first-line setting of advanced/metastatic HER2-positive breast cancer.

The poster presentations will be available on their respective presentation dates on the conference website as well as the Zymeworks website.

Presentation Details

Title: Zanidatamab, a HER2-targeted bispecific antibody, in combination with chemotherapy and tislelizumab as first-line therapy for patients with advanced HER2-positive gastric/gastroesophageal junction adenocarcinoma (G/GJEC): Preliminary results from a Phase 1b/2 study

Abstract: 4032

Session Title: Gastrointestinal Cancer – Gastroesophageal, Pancreatic and Hepatobiliary

Date: Saturday June 4, 2022

Time: 08:00 –11:00 am CDT

Title: Zanidatamab, a HER2-targeted bispecific antibody, in combination with docetaxel as first-line therapy for patients with advanced HER2-positive breast cancer: Preliminary results from a Phase 1b/2 study

Abstract: 1031

Session Title: Breast Cancer – Metastatic

Date: Monday June 6, 2022

Time: 08:00 –11:00 am CDT

Zymeworks plans to host a webcast to discuss the clinical results presented at ASCO as well as an update on the Company’s clinical development strategy for zanidatamab. Call details and presentation materials will be available on the Zymeworks website at https://ir.zymeworks.com/events-and-presentations.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

About the Zymeworks-BeiGene Collaboration

In November 2018, Zymeworks and BeiGene entered into license and collaboration agreements in which BeiGene was granted an exclusive license for the research, development, and commercialization of zanidatamab and ZW49 in Asia (excluding Japan), Australia, and New Zealand. The companies are collaborating on joint global development for selected indications, with the goal of developing zanidatamab and ZW49 worldwide across multiple HER2-expressing cancers and lines of therapy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, the potential therapeutic effects of zanidatamab and Zymeworks’ other product candidates, Zymeworks’ clinical development of its product candidates, related clinical trials, the commercial potential of technology platforms and product candidates, Zymeworks’ preclinical pipeline, and other information that is not historical information. When used herein, words such as “will”, “plans”, “may”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: the impact of the COVID-19 pandemic on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; inability to maintain or enter into new partnerships or strategic collaborations and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its year ended December 31, 2021 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com